Press Release

October 19, 2009

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009

LCNB Corp. today announced net income available to common shareholders of $1,837,000 ($0.27 basic and diluted earnings per common share) and $4,932,000 ($0.74 basic and diluted earnings per common share) for the three and nine months ended September 30, 2009, respectively.  This compares to $1,794,000 ($0.27 basic and diluted earnings per common share) and $4,936,000 ($0.74 basic and diluted earnings per common share) for the same three and nine-month periods in 2008.

Significantly affecting net income for the 2009 periods were the provision for loan losses and industry-wide increases in FDIC premium expense.  The provision for loan losses for the three and nine month periods in 2009 was $664,000 and $970,000, respectively, compared to $188,000 and $322,000 for the same periods in 2008.  The increase in the provision for loan losses reflects increased loan delinquencies and current economic conditions.  FDIC premiums expensed during the three and nine months ended September 30, 2009 totaled $317,000 and $926,000, respectively, compared to $21,000 and $52,000 for the comparable periods in 2008.

Current economic conditions have contributed to an increase in loan delinquencies, but LCNB’s loan portfolio continues to benefit from responsible underwriting and lending practices.  Net charge-offs for the first nine months of 2009 and 2008 totaled $639,000 and $322,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $1,781,000 or 0.39% of total loans at September 30, 2009, compared to $3,087,000 or 0.68% of total loans at December 31, 2008.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled approximately $2,424,000 at September 30, 2009, compared to $89,000 at December 31, 2008.  Non-accrual loans and loans past due 90 days or more decreased and other real estate owned increased largely due to the transfer of commercial real estate property into the other real estate owned category.

Net interest income for the three and nine months ended September 30, 2009 increased $995,000 and $2,843,000, respectively, over the comparative periods in 2008 primarily due to growth in interest-earning assets and a reduction in general market rates.

The increase in net interest income was partially offset by increases of $266,000 and $1,903,000 in non-interest expense for the three and nine months ended September 30, 2009, respectively, and the previously discussed increases in the provision for loan losses.  In addition to the increases in FDIC premium expense, the increase in non-interest expense was primarily due to increased salaries and wages resulting from annual increases and an increase in the number of employees.  The nine-month increase in non-interest expense was also due to a $722,000 pension related charge in the first quarter 2009.  Increases in non-interest expenses were partially offset by decreases in retirement plan costs and in amortization of intangible assets related to the purchase of three offices from another bank in 1997.  These intangible assets were fully amortized in 2008.

The pension plan related charge mentioned above is related to the redesign during the first quarter 2009 of LCNB’s retirement program.  The plans were redesigned to provide competitive benefits to employees and provide more predictable and lower retirement plan costs over the long term.  Because of the redesign, pension plan related balance sheet accounts were adjusted resulting in an approximate $3.0 million after-tax increase in other comprehensive income, which is a component of shareholders’ equity, and a $722,000 charge to non-interest expense.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements. LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.